                           ASSET PURCHASE AGREEMENT

                                     AMONG

                             LABELON CORPORATION,

                          ECO PRO IMAGING CORPORATION

                                      AND

                              OYO INSTRUMENTS, LP



                               FEBRUARY 8, 2001
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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 8th day of February, 2001, among Labelon Corporation ("Labelon"), EcoPRO Imaging Corporation ("Seller"), and OYO Instruments, LP ("Purchaser").

                                   RECITALS

     WHEREAS, Seller is a wholly owned subsidiary of Labelon; and

     WHEREAS, Seller is engaged in the business of marketing and distributing a 12 1/2" thermal imagesetter (the "Imagesetter") and related supplies under the EcoPRO(TM) brand, and providing technical support and warranty service and support for the Imagesetter (the "Business"); and

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain assets of Seller (as described herein) used or held in connection with the Business, upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                        DEFINITIONS AND INTERPRETATION

     1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Agreement" shall have the meaning ascribed such term in the preamble to this Agreement.

          "Assumed Liabilities" shall have the meaning ascribed such term in
Section 3.3 of this Agreement.

          "Balance Sheet" shall have the meaning ascribed such term in Section
2.1 of this Agreement.

          "Business" shall have the meaning ascribed such term in the recitals to this Agreement.

          "Closing" shall have the meaning ascribed such term in Section 7.3 of this Agreement.

          "Closing Date" shall have the meaning ascribed such term in Section
7.3 of this Agreement.
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          "Closing Net Working Capital" shall have the meaning ascribed such term in Section 3.2 of this Agreement.

          "Distribution Agreement" means the Distribution and Supply Agreement to be entered into by Labelon and Purchaser at Closing in substantially the form attached hereto as Exhibit A.

          "Employee Benefit Plan" shall have the meaning ascribed such term in
Section 4.17 of this Agreement.

          "Excluded Assets" shall mean all assets of the Seller other than the Purchased Assets, including without limitation, all cash, investments, rights pursuant to any leases of real property, equipment, furniture, claims, causes of action, prepaid items, deferred charges, deposits, security deposits and any other property or rights not explicitly included in the definition of Purchased Assets, whether or not used in the conduct of the Business.

          "Financial Statements" shall have the meaning ascribed such term in
Section 4.2 of this Agreement.

          "Imagesetter" shall have the meaning ascribed such term in the preamble to this Agreement.

          "Indemnified Party" shall have the meaning ascribed such term in
Section 10.3 of this Agreement.

          "Indemnifying Party" shall have the meaning ascribed such term in
Section 10.3 of this Agreement.

          "Intellectual Property" shall have the meaning ascribed such term in
Section 4.8 of this Agreement.

          "Know-How" shall mean all factual knowledge or information developed or derived by Seller over time pertaining to the Business or marketing or sale of Seller's products and provision of its services which is embodied in a tangible medium including but not limited to trade secrets, inventions, designs, drawings, specifications, marketing information, vendor lists, customer lists and associated data.

          "knowledge of Seller", "Seller's knowledge" and like phrases or variations thereof shall refer to the actual knowledge of James Armstrong, William L. Irwin and James C. Haefner.

          "Labelon" shall have the meaning ascribed such term in the preamble to this Agreement.

          "Material Adverse Effect" means a material adverse effect on the business, operations, property, condition or prospects of the Purchased Assets and the Business, taken as a whole.

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          "Material Contracts" shall have the meaning ascribed such term in
Section 4.6 of this Agreement.

          "Permitted Liens" shall have the meaning ascribed such term in Section
4.5 of this Agreement.

          "Proprietary Rights" shall mean all scientific, technical and other information existing in printed or graphic form including but not limited to drawings, blueprints, design information, spare part and component lists, diagrams, charts and other data and information, including any information embodied in any patents, patent rights or patent applications used in the Business and printed material disseminated to customers of the Business and all goodwill, Know-How, trade secrets, whether or not in writing, that are connected with the products of the Business, including technical information and all other information which is used in the Business regardless of whether such information is patentable or otherwise protectable or whether such information constitutes or contains trade secrets, and all Proprietary Software.

          "Proprietary Software" shall mean software described in Schedule 1.2 that Seller has developed or customized for its use in connection with the Business or the Imagesetter.

          "Purchased Assets" shall have the meaning ascribed such term in
Section 2.1 of this Agreement.

          "Purchase Price" shall have the meaning ascribed such term in Section
3.1 of this Agreement.

          "Purchase Price Adjustment" shall have the meaning ascribed such term in Section 3.2 of this Agreement.

          "Purchaser" shall have the meaning ascribed such term in the preamble to this Agreement.

          "Retained Liabilities" shall mean all liabilities and obligations of Seller of any kind that are not Assumed Liabilities.

          "Schedules" shall mean the various schedules attached hereto and made a part hereof. The term "Schedule" shall mean any one of such Schedules as specified.

          "Seller" shall have the meaning ascribed such term in the preamble to this Agreement.

          "Seller Disclosure Schedule" shall mean Schedules 4.2 through 4.18 inclusive.

     1.2  Interpretation.

          (a) Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and "including" has the inclusive meaning of "including without limitation". The words "hereof", "herein", "hereby", "hereunder" and other similar terms of this Agreement refer to this Agreement as a whole

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     (including the Schedules) and not exclusively to any particular provision of this Agreement. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

          (b) Article, Section and other headings are for convenience of reference only, and shall not affect the interpretation or meaning of any provision of this Agreement.

          (c) A reference to a person in this Agreement includes the successors and assigns of such person, but such reference shall not modify in any way the provisions in this Agreement governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement.

                                   ARTICLE 2
                          SALE AND PURCHASE OF ASSETS

     2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller all Seller's right, title and interest, free and clear of all liens and encumbrances of any nature (except Permitted Liens) in and to all assets of the Seller other than the Excluded Assets (the "Purchased Assets"). The Purchased Assets include the following assets of Seller as shown or reflected on the unaudited December 30, 2000 balance sheet of the Seller attached as Schedule 4.2 (the "Balance Sheet") subject to changes thereafter in the ordinary course of business between the date of the Balance Sheet and the Closing Date, except to the extent such assets are Excluded Assets:

          (a) all inventories of the Seller wherever located, which have been acquired by Seller in connection with the conduct by Seller of the Business including finished goods, packaging and supplies;

          (b) all accounts receivable of the Seller which are attributable to the Business;

          (c) all spare parts, repair parts and refurbished imagesetters on hand as of the Closing Date;

          (d) all office supplies, advertising and promotional materials and supplies and other miscellaneous supplies, used by the Seller primarily in the conduct of the Business;

          (e) all of the rights and benefits accruing to the Seller under all sales orders, sales contracts, supply contracts (including those certain Supply Agreements by and between Seller and each of Labelon Corporation and Imaging Systems Group, Inc.), distributor agreements, agency agreements, employment agreements, purchase orders and purchase commitments made by or to the Seller in the conduct of the Business;

          (f) all operating, transportation and other licenses (including licenses of computer software) and permits of every kind and variety issued to or relied upon by the Seller with respect to the Business to the extent transferable by Seller;

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          (g) all Seller's rights in and to agreements relating to the Business to which the Seller is a party or by which the Seller is bound, including without limitation, the right to collect accounts receivable (excluding leases and agreements pertaining to real property, such as utility service agreements, maintenance and cleaning agreements, etc., all of which are Excluded Assets);

          (h) all operating data and records, whether printed or electronic, which are used by the Seller primarily with respect to the Business, including, without limitation, customer lists, financial accounting and credit reports, personnel files, records pertaining to suppliers, distributors, customers and governmental agencies, correspondence, budgets and all other files, documents and records of or pertaining to the Business;

          (i) all Proprietary Rights and Intellectual Property owned by the Seller with respect to the Business or used by the Seller primarily in the conduct of the Business, including all names, marks, slogans, caricatures, logos, sales brochures, instruction manuals and promotional graphics used by the Seller in the conduct of the Business;

          (j) all transferable licenses, permits and authorizations issued or granted to Seller by any governmental or other public agencies or authorities or by private parties, in each case, relating to the use or operation of the above described Purchased Assets or the conduct of the Business;

          (k) all rights of Seller in and to in-process research and development; and

          (l)  all goodwill and going concern value of the Business.

     2.2 Consent to Assignment. Except for the consent of Congress Financial Corporation (New England), no approvals, consents or waivers of any party or parties is necessary to permit Seller to convey to Purchaser the Purchased Assets as required by this Agreement. Seller shall use commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain the consent of Congress Financial Corporation (New England) as soon as is reasonably practicable in order to permit the Closing to occur as contemplated by this Agreement.

                                   ARTICLE 3
                                    PAYMENT

     3.1 Purchase Price. Purchaser shall pay Seller consideration in the amount of $2,000,000.00 (the "Purchase Price") by wire transfer on the Closing Date of immediately available funds in accordance with the wire instructions set forth in Schedule 3.1 hereto.

     3.2  Purchase Price Adjustment.

          (a) Not later than ninety-five days following the Closing Date, Purchaser shall in good faith and in accordance with generally accepted accounting principals, consistently applied, determine the net value of the Purchased Assets less the Assumed Liabilities and shall promptly provide Seller a written statement of such determination in such detail as to permit Seller to evaluate such determination; provided that all accounts

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     receivable included in the Purchased Assets that have not been collected within ninety days of closing shall be deemed to be of no value and shall be assigned back to Seller; and provided further that obsolete or impaired inventory shall be deemed to be of no value and shall be assigned back to Seller.

          (b) If Purchaser determines the value of the net assets to exceed $360,000.00, or to be less than $360,000.00, an upward or downward adjustment shall be made to the Purchase Price, respectively, in the amount of the difference between the value of the net assets and $360,000.00 (the "Purchase Price Adjustment").

          (c) If the Purchase Price Adjustment is an upward adjustment, Purchaser shall, not later than thirty days after delivery of the written statement of Purchaser's determination of net assets referred to above, pay the amount of the Purchase Price Adjustment to Seller by wire transfer of immediately available funds pursuant to wire instructions to be provided by Seller for such purpose or, at the election of Seller, by delivery to Seller of a certified check in the amount of the Purchase Price Adjustment. If the Purchase Price Adjustment is a downward adjustment, Seller shall, not later than thirty days after delivery of the written statement of Purchaser's determination of net assets referred to above, pay the amount of the Purchase Price Adjustment to Purchaser by wire transfer of immediately available funds pursuant to wire instructions to be provided by Purchaser for such purpose or, at the election of Purchaser, by delivery to Seller of a certified check in the amount of the Purchase Price Adjustment.

     3.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective as of the Closing, to assume and to pay, perform and discharge when due all obligations, contracts and liabilities of the Seller listed on Schedule 3.3 arising from and after the Closing Date (the "Assumed Liabilities").

     3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of assets to be purchased hereunder as the Purchaser and the Seller shall agree within ten days of Purchaser delivering the notice required by Section 3.2, and such allocation shall be used by the parties in reporting the transaction contemplated by this Agreement for federal, state and local tax purposes. Purchaser and Seller shall prepare and timely file all such reports and returns as may be required by Section 1060 of the Internal Revenue Code of 1986, as amended (or any similar provision of state or local law) to report such allocation.

                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF LABELON AND SELLER

     Labelon and Seller jointly and severally represent and warrant to Purchaser that, except as otherwise set forth in the Seller Disclosure Schedule:

     4.1 Corporate Status; Power and Authority. The Seller is a corporation duly organized, presently existing and in good standing under the laws of the State of New York. The Seller has the corporate power to own or lease its properties and the Purchased Assets and to carry on the Business as it is now being conducted and is (and has been since required by law) duly qualified to do business and is in good standing in every jurisdiction in which the failure to

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do so would have a Material Adverse Effect. Labelon is a corporation duly organized, presently existing and in good standing under the laws of the State of New York. Each of Labelon and the Seller has the full corporate power and authority to enter into and perform its respective obligations under this Agreement. Labelon has the full corporate power and authority to enter into and perform its obligations under the Distribution Agreement.

     4.2  Financial Standing and Documents.

          (a) Set forth in Schedule 4.2 are the Balance Sheet and unaudited income statements for Seller's fiscal years ended September 30, 2000 and September 25, 1999 and Seller's unaudited interim balance sheet and income statement for the three (3) month period ended December 30, 2000 (collectively the "Financial Statements").

          (b) The Financial Statements (i) are true and correct in all material respects and present fairly the information contained therein as of the respective dates indicated as a result of operations for the respective periods indicated; (ii) are in accordance with the books and records of the Seller and reflect only bona fide transactions of the Seller relating to the Business; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied.

     4.3 No Liabilities. Seller has no material indebtedness or liability (absolute or, to its knowledge, after due inquiry, contingent) arising out of or associated with the Business except for indebtedness or liabilities arising from leases, purchase or sales agreements, contracts or other obligations disclosed in this Agreement or the Seller Disclosure Schedule.

     4.4 Taxes. With regard to all taxes other than sales taxes, Seller has filed all tax reports and returns of any nature whatsoever that are required to be filed prior to the date (including valid extensions) hereof and has made timely payments of all taxes, license and registration fees, charges or withholdings of any and every nature whatsoever due and payable in respect of such returns and reports. Seller has not executed any waiver of any statute of limitations on the assessment or collection of any taxes on or affecting the Business or the Assets. With regard to sales taxes, the Seller has filed all sales tax reports and returns that are required to be filed prior to the date hereof and has made timely payments of all sales taxes payable in respect of such returns and reports, or to the extent of any such failure, Seller will correct such failure promptly upon notice of the same.

     4.5 No Encumbrances. Seller has good and valid title to each item of the Purchased Assets, free and clear of any liens, changes or encumbrances other than liens, financing statements and encumbrances of Congress Financial Corporation (New England) which shall be released or terminated prior to Closing ("Permitted Liens").

     4.6 Material Contracts. Schedule 4.6 contains a list of all oral and written contracts and other agreements relating to the Purchased Assets or the Business (including all Membership Agreements) to which the Seller is a party, or by or to which it or its assets or properties are bound or subject, of the following types: (a) customer and supplier contracts, except for contracts and commitments providing for payments of less than One Thousand Dollars ($1,000),
(b) extended service contracts of Seller, (c) any contracts entered into outside the ordinary course of

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the Business, (d) any contracts providing for the sale by Seller of products at less than Seller's cost, (e) any contract for which Seller's liability for consequential damages or lost profits is not expressly waived and (f) any contract not terminable by Seller without penalty within 60 days (collectively the "Material Contracts"). Seller has provided Purchaser with a true, correct and complete copy of each written Material Contract and has included on Schedule
4.6 a true, correct and complete description of the material terms of each oral Material Contract.

     4.7 The Purchased Assets. With respect to the Purchased Assets, the Seller represents and warrants that:

          (a) The Purchased Assets are located at 4085 East LaPalma Avenue, Anaheim, California 92807-1702 and Nieuwesluisweg 250, 3197 KV Rotterdam (Botlek), The Netherlands.

          (b) The Purchased Assets are in good operating condition and repair, normal wear and tear excepted, and are suitable to the uses to which they are being put in connection with the Business.

          (c) All accounts receivable to be included in the Purchased Assets will represent valid obligations collectible in the ordinary course of the Business (but in no event later than 90 days from the due date), are fully transferable to Purchaser and are not subject to any offset or other defenses to the payment thereof

          (d) Except as set forth in Schedule 4.7(d), the Purchased Assets do not include any obsolete, slow-moving, damaged or otherwise impaired inventory.

          (e) Except for Permitted Liens, none of the Purchased Assets is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or is subject to any mortgage, lien or other encumbrance. The Seller owns outright all the personal property used by Seller in the conduct of the Business, in each case free and clear of all mortgages, liens, security interests, or other encumbrances.

     4.8  Intellectual Property.

          (a) Schedule 4.8 includes a list of all rights of the Seller in and to trademarks, trade names, trade secrets, know-how, copyrights, computer software systems, patents and applications for patents related to the Business or the Purchased Assets owned by or registered in the name of, or used by, the Seller (collectively the "Intellectual Property").

          (b) Each item comprising the Intellectual Property is transferable to the Purchaser. The Seller owns all the Intellectual Property, has the right to use those computer software systems used by the Seller in the conduct of the Business, pays no royalty to anyone under any of them, and has the right to bring actions for the infringement thereof. To the best of Seller's knowledge after due inquiry, no other person is infringing upon the Intellectual Property.

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          (c) Seller has not received any notice to the effect that, and after due inquiry has no knowledge that, any service rendered, any product manufactured or sold, or any process, computer software system, method, part or material employed in the service rendered or in the manufacture of any product made or sold, or in the marketing or use by the Seller of any product in connection with the Business (including the Proprietary Software), may infringe any franchise, trademark, trade name, copyright, computer software system or patent of another. There is no pending or, to the best of Seller's knowledge, after due inquiry, threatened claim or litigation against the Seller contesting the right to use any of the Intellectual Property or Proprietary Software or the validity thereof, or asserting the misuse thereof which would deprive it of its right to assert its rights thereunder or would prevent the performance of any service provided by it or the manufacture or sale of any product manufactured or sold by it.

     4.9  Litigation and Claims.  Except as set forth on Schedule 4.9:

          (a) No order, writ, injunction or decree of any court or Federal, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality against or affecting the Seller, the Business or the Purchased Assets is outstanding or, to Seller's knowledge after due inquiry, threatened;

          (b) No suit, action, claim, arbitration, or legal, administrative, or other proceeding, or governmental investigation related to the Seller, the Business or the Purchased Assets is pending or, to the best of Seller's knowledge, after due inquiry, threatened, and Seller has no knowledge of any pending or threatened action against any third party which would adversely affect the Business or the Assets.

     4.10 Compliance with Laws. Seller is in material compliance with all laws, ordinances, regulations and orders of the United States and any state, agency, instrumentality or subdivision of any of them applicable to the Business or the Purchased Assets and has no notice or knowledge of any claimed violations thereof or investigations with respect thereto which would result in a Material Adverse Effect.

     4.11 Accuracy. No representation or warranty by the Seller or Labelon contained in this Agreement nor any statement or certificate furnished or to be furnished pursuant hereto by the Seller contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

     4.12 Conduct of Business. Since the date of the Balance Sheet, there has not been any change in the operations, prospects, properties, assets or condition, financial or otherwise, of the Business, which individually or in the aggregate have been materially adverse to the Business or the Purchased Assets. Except as agreed to by the Purchaser and the Seller, the Seller agrees that from and after the date hereof and until the Closing, it will operate the Business in the ordinary course and in accordance with past practices and shall not take or permit any action that will result in any of the Purchased Assets becoming subject to any lien, nor execute, amend or terminate any agreement or Material Contract (other than in the ordinary course of business and as contemplated by this Agreement) relating to the Purchased Assets or the Business.

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     4.13  Labor Disputes.  Seller is not a party to any collective bargaining agreement and has not received notice of any proposed union certification or recognition election. There are no labor disputes pending or to the Seller's knowledge after due inquiry threatened, involving employees of the Seller.

     4.14 Absence of Restrictions. Except as provided in Section 2.2 of this Agreement, the Seller is not subject to the provisions of any charter, bylaw, mortgage, agreement, instrument or other restriction of any kind or character which would prevent, or which requires the consent of any other party to, its execution or performance of this Agreement or consummation of the transactions contemplated hereby.

     4.15 No Consent Required. Except as provided in Section 2.2 of this Agreement, no consent, approval or authorization of, or exemption by, or filing with, any party is required to effect Seller's execution, delivery and performance of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, that Purchaser is required to obtain or make.

     4.16 Due Authorization. Each of Labelon's and Seller's execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part. Each of Labelon and Seller has duly and validly executed and delivered this Agreement, which constitutes its valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity. The execution, delivery and performance of this Agreement by each of Labelon and Seller and consummation by each of Labelon and Seller of the transactions contemplated hereby, and the execution, delivery and performance of the Distribution Agreement by Labelon and consummation by Labelon of the transactions contemplated thereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations or exemptions, (i) violate any provision of law, rule or regulation to which either is subject,
(ii) violate any order, judgment or decree applicable to either or (iii) conflict with, or result in a breach or default under, either's certificate of incorporation or bylaws or any of either's contracts; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not result in a Material Adverse Effect.

     4.17 Employee Benefit Plans. The Purchaser shall not by reason of this Agreement or the transactions contemplated hereby, incur or otherwise assume any liability under any employee benefit plan maintained by Seller.

     4.18 Employees. Schedule 4.18 sets forth (a) the name of each employee, consultant, agent or other representative of the Seller whose current annual rate of compensation (including bonuses and commissions) exceeds Five Thousand Dollars ($5,000), (b) the amount of compensation (including bonuses and commissions) paid to such person by Seller during Seller's fiscal year 2000 and
(c) a list of each employment agreement or contract to which the Seller is a party.

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     4.19 Key Employees. The Seller hereby acknowledges that the opportunity for
Purchaser to employ certain people currently employed by Seller comprises a portion of the goodwill of the Business being transferred to Purchaser. As such, Seller agrees to use reasonable efforts to encourage employees to accept offers of employment with Purchaser, if and to the extent such offers are made by Purchaser.

     4.20 Real Property. None of the Purchased Assets includes any interest in any real property. Seller has never, and does not currently, own any real property. Seller presently leases office space located at 4085 East LaPalmas Avenue, Suite A, Ananheim California 92807-1702 which is used by Seller in the conduct of the Business. Seller's rights with respect to such office space is an Excluded Asset and is not being sold or otherwise transferred to Purchaser in connection with the transactions contemplated by this Agreement. Seller's liabilities and obligations with respect to such office space are Retained Liabilities and are not being assumed or otherwise transferred to Purchaser in connection with the transactions contemplated by this Agreement.

     4.21 Customers and Suppliers. Seller is not engaged in any material dispute with any customer or supplier associated with the Business except for disputes which occur in the ordinary course of business and disputes between customers or suppliers of any of the Seller which, individually or in the aggregate, will not have a Material Adverse Effect.

     4.22 Brokers. Except for The Dratt-Campbell Company, whose fees shall be paid by Seller, no agent, broker, finder, investment banker, or other firm or person has acted directly or indirectly on behalf of Seller or Labelon in connection with the transactions contemplated hereby, and no such person is entitled to any broker's or finder's fee or similar concession in respect thereof based on any agreements, arrangements or understandings made by or on behalf of Seller or Labelon.

                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     Purchaser represents and warrants to Seller as follows:

     5.1 Organization, Standing and Authority. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Texas and has full power and authority to enter into and to perform this Agreement.

     5.2 Effect of Agreement. Purchaser's execution, delivery and performance of this Agreement and the Distribution Agreement have been duly authorized by all necessary action on its part. Purchaser has duly and validly executed and delivered this Agreement, which constitutes its valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors, rights and remedies generally and subject, as to enforceability, to general principles of equity. The execution, delivery and performance of this Agreement and the Distribution Agreement by Purchaser and consummation by Purchaser of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both,
(i) violate any provision of law, rule or regulation to which it is subject,

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(ii) violate any order, judgment or decree applicable to it or (iii) conflict with, or result in a breach or default under, its charter documents or any of its contracts; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not have a Material Adverse Effect.

     5.3 Consents. No consent, approval or authorization of, or exemption by, or filing with, any party is required to effect Purchaser's execution, delivery and performance of this Agreement or the taking of any other action contemplated hereby.

     5.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by it in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon its ability to perform its obligations under this Agreement.

     5.5 Brokers. No agent, broker, finder, investment banker, or other firm or person has acted directly or indirectly on behalf of Purchaser in connection with the transactions contemplated hereby, and no such person is entitled to any broker's or finder's fee or similar concession in respect thereof based on any agreements, arrangements or understandings made by or on behalf of Purchaser.

                                   ARTICLE 6
                       FURTHER AGREEMENTS OF THE PARTIES

     6.1 Conduct of the Business Pending Closing. Until the Closing, except as otherwise permitted herein:

          (a) Seller shall operate the Business and the Purchased Assets in the ordinary course in all material respects; and

          (b) Seller shall use reasonable efforts to maintain and preserve, in all material respects, the value of the Business and the Purchased Assets and to maintain the relationships of the Business with its material customers, suppliers and others having material business dealings with it.

     6.2  Conduct of the Business After Closing.

          (a) From and after the Closing, unless and until instructed by Purchaser that Purchaser is prepared to operate the Business and the Purchased Assets (but in no event beyond March 31, 2001), Seller shall continue to operate the Business and the Purchased Assets as provided in Sections 6.1(a) and (b) hereof. Seller shall be reimbursed by Purchaser for Seller's actual direct operating costs incurred in performing its obligations pursuant to this Section 6.2(a), including without limitation, actual costs of occupancy for Seller's facility in Anaheim during such period and payroll and benefits paid in the ordinary course of and consistent with the past practices of the Business by Seller to Seller's personnel, prorated to reflect only the portion of such payroll and benefits attributed to performance of Seller's obligations pursuant to this
     Section 6.2(a).

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

          (b) As soon as practicable following Closing, Seller shall notify customers having outstanding and unpaid invoices to remit payment to Purchaser. Payments received by Seller after Closing will be deposited in Seller's account and amounts will be deducted therefrom to reimburse Seller's expenses pursuant to Section 6.2(a) hereof. Each week, Seller shall remit to Purchaser the balance remaining, if any, from such payments received after deduction of Seller's expenses. If Seller's expenses in accordance with Section 6.2(a) hereof shall in any week exceed the aggregate payments received by Seller during such period, Seller shall so notify Purchaser and Purchaser shall promptly thereafter remit to Seller an amount equal to any shortfall.

     6.3 Other Action. Each party hereto shall use commercially reasonable efforts to cause the fulfillment of all of the conditions to its respective obligations and to consummate the transactions contemplated hereby as soon as practicable.

     6.4 Expenses. Except as otherwise expressly provided for herein, each of Purchaser and Seller shall bear its own expenses incurred in connection with this Agreement and in connection with the performance of its obligations hereunder.

     6.5 Publicity. Except as may otherwise be required by applicable law or governmental or the Nasdaq National Market rules or regulations, neither party, nor any affiliate of any party, shall issue any press release or public announcement of any kind concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

     6.6 Access to Information. During the period commencing with the date hereof and continuing until the earlier of the date on which this Agreement terminates in accordance with its terms or the Closing Date, Seller shall disclose and make available to Purchaser all books, agreements, papers and records relating to the ownership and operations of Seller and shall afford to Purchaser, its accountants, legal counsel, lenders, financial advisors, and other representatives reasonable access, during normal business hours (or any other reasonable time), to conduct due diligence relating to the financial condition, results of operations, properties or prospects of Seller, and to inspect the Purchased Assets and the Business.

     6.7 Confidentiality. Each of Seller and Purchaser covenants and agrees that it shall, and shall cause its subsidiaries and affiliates to, maintain the confidentiality of all information it receives from the Purchaser and Seller, respectively, which is identified as being confidential or non-public information.

     6.8 Name. Seller shall, within one business day following Closing, file a certificate of amendment to its certificate of incorporation changing its corporate name to a name that does not include "EcoPRO" or any words confusingly similar thereto.

                                   ARTICLE 7
                             CONDITIONS TO CLOSING

     7.1 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject, at the option of Purchaser, to the satisfaction or waiver of the following conditions:

          (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects;

          (b) Seller shall have performed all material obligations required to be performed by it under this Agreement;

          (c) Seller shall have obtained all required consents as described in
     Section 2.2;

          (d) There shall have been no material adverse change in the financial condition, results of operations, properties or prospects of the Seller from the date of completion of Purchaser's due diligence review thereof and the Closing Date;

          (e) Purchaser shall have received all of the items called for in
     Section 8.1 below; and

          (f) Purchaser shall have completed to its satisfaction its due diligence investigation of the Business and Purchased Assets.

     7.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject, at the option of Seller, to the satisfaction or waiver of the following conditions:

          (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects;

          (b) Purchaser shall have performed all material obligations required to be performed by it under this Agreement prior to the Closing Date; and

          (c) Purchaser shall have received all of the items called for in
     Section 8.2 below.

     7.3 Closing. Closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Fulbright & Jaworski L.L.P., Houston, Texas, at 9:00 a.m., local time, on the date of this Agreement, or at such other place and time as the parties may mutually agree (the "Closing Date").

                                   ARTICLE 8
                   DOCUMENTS TO BE DELIVERED AT THE CLOSING

     8.1 Documents to be Delivered by Seller. At Closing, Labelon and Seller shall deliver or caused to be delivered to Purchaser the following:

          (a) Bills of sale, certificates of title, and assignment and assumption agreements, dated as of the Closing Date, transferring to Purchaser all of Seller's right, title and interest in and to the Purchased Assets each in a form reasonably satisfactory to Purchaser;

          (b) A copy of resolutions authorizing Labelon's and Seller's execution, delivery and performance of this Agreement and the Distribution Agreement, as applicable, and a certificate of its secretary or assistant secretary, or other officer dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (c) A certificate, dated as of the Closing Date, and signed by one of its executive officers, certifying that the conditions set forth in Section 7.1(a) through (d) have been satisfied;

          (d) The consent of Congress Financial Corporation (New England) to the conveyance of the Purchased Assets as identified in Section 2.2 and the release by Congress Financial Corporation (New England) of any liens or encumbrances on any Purchased Assets, together with a UCC-3 termination statement reflecting such release;

          (e) A certificate of the Secretary of State of the state of New York evidencing that Seller is a subsisting corporation; and

          (f)  A duly executed copy of the Distribution Agreement.

     8.2 Documents to be Delivered by Purchaser. At Closing, Purchaser shall deliver, or cause to be delivered, the following:

          (a) Payment of the Purchase Price by wire transfer of immediately available funds in an amount equal to the Purchase Price;

          (b) A duly executed Assignment and Assumption Agreement in form and substance reasonably satisfactory to Labelon and Seller; and

          (c) A copy of resolutions authorizing its execution, delivery and performance of this Agreement and the Distribution Agreement, and a certificate of its secretary or assistant secretary, or other officer dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (d) A certificate dated as of the Closing Date, and signed by one of its executive officers, certifying that the conditions set forth in Section 7.2(a) and (b) have been satisfied;

          (e)  A duly executed copy of the Distribution Agreement; and

          (f) A Certificate of Existence issued by the Secretary of State of the state of Texas; and

                                   ARTICLE 9
                                INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of Labelon and Seller contained in Sections 4.4, 4.5, and 4.8(b) hereof shall survive the Closing Date for an indefinite time, and the remaining representations, warranties and agreements of

Seller and Purchaser contained in this Agreement shall survive the Closing for twenty four (24) months after the Closing Date. Notwithstanding any contrary provision contained herein, no indemnification claim may be made under this
Article 9 unless such claim is asserted prior to the expiration of such period.

     9.2  Indemnification.

          (a) After the Closing Date, Labelon and Seller shall jointly and severally indemnify and hold harmless Purchaser, its affiliates and their respective stockholders, partners, members, directors, officers, employees, agents, consultants, representatives, successors transferees and assignees (collectively, the "Parties to be Indemnified by Labelon") from and against any claims, causes of action, demands, judgements, assessments, encumbrances, fines, penalties, administrative orders, deficiencies, duties, liabilities, obligations, costs, losses, damages, or expenses, including, without limitation, interest, reasonable legal fees and expenses (collectively, "Damages"), arising out of or resulting from (i) any breach by Labelon or Seller of any representations, warranties or covenants contained in this Agreement or (ii) any Retained Liability; provided however, that neither Labelon nor Seller shall have any liability pursuant to this Article 9 unless and until the aggregate amount of Damages incurred by the Parties to be Indemnified by Labelon exceeds $20,000.00 (the "Basket"), and then such liability shall include those Damages comprising the Basket amount.

         (b) After the Closing Date, Purchaser shall indemnify and hold harmless Labelon, Seller, their affiliates and their respective stockholders, partners, members, directors, officers, employees, agents, consultants, representatives, successors transferees and assignees (collectively, the "Parties to be Indemnified by Purchaser") from and against Damages arising out of or resulting from any breach by Purchaser of any representations, warranties or covenants contained in this Agreement; provided however, that Purchaser shall have no liability pursuant to this Article 9 unless and until the aggregate amount of Damages incurred by the Parties to be Indemnified by Purchaser exceeds the Basket, and then such liability shall include those Damages comprising the Basket amount.

     9.3 Claims for Indemnification. Whenever any claim for indemnification shall arise under this Article 9, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. If any such claim for indemnification results from or is in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party.

                                  ARTICLE 10
                                  TERMINATION

     10.1 Termination. Provided Closing has not occurred prior to February 28, 2001, either Seller or Purchaser may terminate this Agreement by giving written notice of termination to the other on or after such date and prior to Closing. If this Agreement is terminated pursuant to the terms of the preceding sentence, all obligations of either party hereto shall cease, except that Purchaser and Seller agree to return to the other any information, data, software, business plans, specifications, trade secrets, copyrightable material or other confidential information that they received in contemplation of this transaction and to maintain the confidential nature of such information.

                                  ARTICLE 11
                                 MISCELLANEOUS

     11.1 Payment of Sales, Use or Similar Taxes. Any United States or federal, state or local, sales, use, transfer, transfer gains or similar taxes payable in connection with the sale and purchase of the Business or any Asset shall be paid by Seller. At the Closing, Seller will provide Purchaser with appropriate resale certificates with respect to inventory of Seller included in the Purchased Assets.

     11.2 Entire Agreement. This Agreement (including the Schedules and any exhibits hereto) contains the entire agreement between the parties with respect to those matters contained herein and expresses the complete and final understanding with respect to the subject matter hereof.

     11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas applicable to contracts made and performed wholly within Texas by Texas residents.

     11.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, or, if mailed by registered mail, return receipt requested, three business days after such mailing. Notices shall be given to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     If to Purchaser:  OYO Instruments, LP
                       9777 West Gulf Bank, Suite 10
                       Houston, Texas 77040
                       Attn:  Mr. Lance Heap

     With a copy to:   Fulbright & Jaworski L.L.P.
                       1301 McKinney, Suite 5100
                       Houston, Texas 77010-3095
                       Attn:  Joseph C. Henry

     If to Labelon:    Labelon Corporation
                       10 Chapin Street
                       Canandaigua, NY 14424
                       Attn: Will Irwin

     With a copy to:   Nixon Peabody LLP
                       Clinton Square
                       P.O. Box 31051
                       Rocheser, New York 14603
                       Attn:  James A. Locke, III, Esq.

     If to Seller:     Eco PRO Imaging Corporation
                       10 Chapin Street
                       Canandaigua, NY 14424
                       Attn: Will Irwin

     With a copy to:   Nixon Peabody LLP
                       Clinton Square
                       P.O. Box 31051
                       Rocheser, New York 14603
                       Attn:  James A. Locke, III, Esq.


     11.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the balance of this Agreement shall remain in effect.

     11.6 Waiver. Any party entitled to the benefit of any provision of this Agreement may waive observance or performance thereof. No waiver of any provision shall be construed as a waiver of any other provision nor shall any failure to insist on strict compliance with any obligation operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing.

     11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without consent shall be void.

     11.8 Further Assurances. At any time or from time to time after the Closing Date, any party shall, at the request of another party and at such other party's expense, execute and deliver any further instruments or documents and take all such further actions as such party reasonably may request in order to consummate and make effective the transactions contemplated hereby.

     11.9 Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute a single document.

     11.10 Resolution of Disputes. If a dispute arises under this Agreement between Labelon or Seller, on one hand, and Purchaser, on the other, either party deliver a written notice to the other stating the grounds for the dispute in reasonable detail (a "Dispute Notice"). If the parties are unable to resolve the dispute among themselves within 30 days of the Dispute Notice, the parties agree that the dispute shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as modified or clarified by the following:

          (a) The arbitral panel shall consist of a single arbitrator to be selected by the AAA.

          (b) The seat of the arbitration shall be in Houston, Texas if the Dispute Notice is delivered by Labelon or Seller. The seat of the arbitration shall be in Rochester, New York if the Dispute Notice is delivered by Purchaser.

          (c) The arbitrator shall use his or her best efforts to render an award within six months of the Dispute Notice.

          (d)  The arbitrator shall issue a reasoned award.

          (e) The arbitrator shall not be authorized to award special, punitive, consequential or lost profits damages.

          (f) For purposes of enforcement of an arbitral award, the parties agree to submit to the jurisdiction of the United States District Court for the district in which the seat of arbitration is located pursuant to (b), above.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above.

                                       LABELON CORPORATION


                                       By:   /s/ James C. Haefner
                                             ------------------------------
                                             Vice President-Chief Financial
                                             Officer

                                       ECO PRO IMAGING CORPORATION


                                       By:   /s/ James C. Haefner
                                             ------------------------------
                                             Treasurer

                                       OYO INSTRUMENTS, LP

                                       By:   /s/ Lance Heap
                                             ------------------------------